MDU Resources Earnings Increase 16% in 2020; Company Initiates 2021 Guidance
BISMARCK, N.D. — Feb. 3, 2021 — MDU Resources Group, Inc. (NYSE: MDU) today announced earnings increased 16% in 2020 to $390.2 million, or $1.95 per share, compared to 2019 earnings of $335.5 million, or $1.69 per share. In the fourth quarter, the company’s earnings were $112.3 million, or 56 cents per share, compared to $95.1 million, or 47 cents per share, in 2019.

“This is the second-best earnings result in our 97-year history, and we are incredibly proud of our employees’ dedication to Building a Strong America despite the challenges 2020 presented,” said David L. Goodin, president and CEO of MDU Resources. “Our construction companies shattered earnings records, and our regulated energy businesses also had strong results. Our success during this tumultuous year further underscores the essential nature of our businesses. Our employees provide products and services that are critical to our customers and our country, and they strive to do so safely and regardless of the circumstances they may face.

“Starting 2021 off with a record combined backlog of work at our construction companies, many opportunities for electric and natural gas utility investments, and construction expected to begin soon on our largest-ever natural gas pipeline expansion project, we are well-positioned to continue growing. We anticipate earnings in the range of $1.95 to $2.15 per share in 2021.”

Business Unit Highlights
Construction Materials and Services
The construction materials business earned a record $147.3 million in 2020, a 22% increase compared to $120.4 million in 2019. Revenues, at $2.2 billion, were comparable to the prior year. Mild weather both early and late in the year allowed the company a longer-than-average construction season. The company also benefited from higher margins on most product lines, particularly asphalt and asphalt-related products and ready-mixed concrete. While a majority of the increase was driven by existing operations, acquisitions contributed to the earnings growth. MDU Resources continues to explore opportunities to acquire additional construction companies. The construction materials backlog of work at Dec. 31 was $673 million, compared to $693 million at Dec. 31, 2019.

The construction services business had record results for the third consecutive year. Earnings increased 18% in 2020 to $109.7 million on revenues of $2.10 billion, compared to $93.0 million and $1.85 billion, respectively, in 2019. This business saw growth in its inside electrical contracting work, particularly for high-tech, industrial and hospitality customers. It also experienced an increase in outside electrical construction workloads as demand grew for utility-related work, particularly power line recovery work following natural disasters. The company continued to see strong sales and rentals of the utility construction equipment it manufactures. Organic growth was the primary driver behind the increase, with acquisitions also contributing to results. The construction services backlog of work at Dec. 31 was a record $1.27 billion, compared to $1.14 billion at Dec. 31, 2019.

Regulated Energy Delivery
The electric and natural gas utility earned $99.6 million in 2020, compared to $94.3 million in 2019. The increase was the result of implemented rate increases, as approved by regulators, as well as lower operating costs. While the utility saw 1.8% overall customer growth, electric sales volumes declined approximately 3.3% for the year and natural gas sales volumes declined approximately 7.4%. The utility has rate increase requests pending before regulatory agencies in four states. As previously announced, the company at the end of March will retire and commence decommissioning its Lewis & Clark coal-fired electric generating facility in Sidney, Montana. Heskett Station Units I and II, also coal-fired, are slated to be retired in early 2022. The company expects to begin construction in late 2021 on Heskett Station Unit IV, an 88-megawatt natural gas-fired combustion turbine that is expected to be in service in early 2023.

The pipeline business earned $37.0 million in 2020, compared to $29.6 million in 2019. This business had record transportation volumes for the fourth consecutive year, benefiting from expansion projects that were placed in service in late 2019 and early 2020 as well as stronger demand for transporting natural gas to storage. The company divested remaining natural gas gathering assets and exited that business during 2020, resulting in an earnings benefit of approximately $3.1 million. The company has received the environmental assessment from the Federal Energy Regulatory Commission for its North Bakken Expansion project and, upon receipt of final regulatory approvals, expects to begin construction in the second quarter with an expected in-service date in late 2021. The project is designed to transport 250 million cubic feet of natural gas per day and will reduce natural gas flaring in the Bakken. Long-term take-or-pay customer contracts have been executed and support the project.

Guidance
MDU Resources expects earnings per share in the range of $1.95 to $2.15 for 2021, based on these assumptions:
•Normal weather, including precipitation and temperatures, across all company markets.
•Continued recognition as essential service providers across all company markets.
•Electric and natural gas customer growth continuing at a rate of 1-2% annually.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) in the range of $875 million to $925 million.
•Construction materials revenues in the range of $2.1 billion to $2.3 billion and construction services revenues in the range of $2.1 billion to $2.3 billion, with margins comparable to or slightly higher than 2020.
The company plans to invest $826 million for capital projects in 2021; acquisitions or divestitures are not included in this amount and would be incremental to 2021 results.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5% to 8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss 2020 results and 2021 guidance during a webcast at 2 p.m. EST Feb. 4. The event can be accessed at www.mdu.com. Audio and webcast replays will be available through Feb. 18 at 855-859-2056, or 404-537-3406 for international callers, conference ID 7190434.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president and chief financial officer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth and financial guidance, will be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC, including the company's Form 10-Q for the period ended Sept. 30, 2020.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	Fourth Quarter 2020 Earnings	Fourth Quarter 2019 Earnings	2020 Earnings	2019 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$58.2	$48.3	$136.6	$123.9
Construction materials and services	60.4	52.0	257.0	213.4
Other and eliminations	(6.5)	(5.5)	(3.1)	(2.1)
Income from continuing operations	112.1	94.8	390.5	335.2
Income (loss) from discontinued operations, net of tax	.2	.3	(.3)	.3
Net income	$112.3	$95.1	$390.2	$335.5
Earnings per share:
Income from continuing operations	$.56	$.47	$1.95	$1.69
Discontinued operations, net of tax	—	—	—	—
Earnings per share	$.56	$.47	$1.95	$1.69

Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$379.0	$394.0	$1,249.1	$1,279.3
Nonregulated pipeline, construction materials and contracting, construction services and other	1,006.2	984.2	4,283.6	4,057.5
Total operating revenues	1,385.2	1,378.2	5,532.7	5,336.8
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	93.4	93.7	353.2	356.1
Nonregulated pipeline, construction materials and contracting, construction services and other	870.6	865.1	3,675.1	3,539.2
Total operation and maintenance	964.0	958.8	4,028.3	3,895.3
Purchased natural gas sold	136.5	151.0	390.2	421.6
Depreciation, depletion and amortization	72.3	68.1	285.1	256.0
Taxes, other than income	50.1	48.0	217.3	196.1
Electric fuel and purchased power	16.4	22.1	66.9	86.6
Total operating expenses	1,239.3	1,248.0	4,987.8	4,855.6
Operating income	145.9	130.2	544.9	481.2
Other income	13.0	3.6	26.7	15.8
Interest expense	23.4	24.5	96.5	98.6
Income before income taxes	135.5	109.3	475.1	398.4
Income tax expense	23.4	14.5	84.6	63.2
Income from continuing operations	112.1	94.8	390.5	335.2
Income (loss) from discontinued operations, net of tax	.2	.3	(.3)	.3
Net income	$112.3	$95.1	$390.2	$335.5

Earnings per share – basic:
Income from continuing operations	$.56	$.47	$1.95	$1.69
Discontinued operations, net of tax	—	—	—	—
Earnings per share – basic	$.56	$.47	$1.95	$1.69
Earnings per share – diluted:
Income from continuing operations	$.56	$.47	$1.95	$1.69
Discontinued operations, net of tax	—	—	—	—
Earnings per share – diluted	$.56	$.47	$1.95	$1.69
Weighted average common shares outstanding – basic	200.5	200.4	200.5	198.6
Weighted average common shares outstanding – diluted	200.9	200.5	200.6	198.6

Selected Cash Flows Information
	2020	2019
	(In millions)
Operating activities:
Net cash provided by continuing operations	$769.8	$541.8
Net cash provided by (used in) discontinued operations	(1.4)	.5
Net cash provided by operating activities	768.4	542.3
Investing activities:
Net cash used in continuing operations	(630.2)	(603.9)
Net cash provided by discontinued operations	—	—
Net cash used in investing activities	(630.2)	(603.9)
Financing activities:
Net cash provided by (used in) continuing operations	(145.1)	74.1
Net cash provided by discontinued operations	—	—
Net cash provided by (used in) financing activities	(145.1)	74.1
Increase (decrease) in cash and cash equivalents	(6.9)	12.5
Cash and cash equivalents - beginning of year	66.5	54.0
Cash and cash equivalents - end of year	$59.6	$66.5

Capital Expenditures
Business Line	2020 Actual	2021 Estimated	2022 Estimated	2023 Estimated	2021 - 2025 Total Estimated
			(In millions)
Regulated energy delivery
Electric	$115	$141	$182	$109	$631
Natural gas distribution	193	215	225	188	973
Pipeline	62	230	74	110	508
	370	586	481	407	2,112
Construction materials and services
Construction services	84	46	34	35	187
Construction materials and contracting	191	189	154	150	730
	275	235	188	185	917
Other	3	5	4	3	19
Total capital expenditures	$648	$826	$673	$595	$3,048

Note: Total capital expenditures is presented on a gross basis.
Capital expenditures estimated for 2021 include line-of-sight opportunities at the company's business units. Acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $600 million to $650 million in 2021.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations and 2021 EBITDA guidance. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this news release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. The company’s management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company’s operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following tables provide a reconciliation of consolidated GAAP net income to EBITDA from continuing operations for actual as well as forecasted results. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(In millions)
Net income	$112.3	$95.1	$390.2	$335.5
(Income) loss from discontinued operations, net of tax	(.2)	(.3)	.3	(.3)
Income from continuing operations	112.1	94.8	390.5	335.2
Adjustments:
Interest expense	23.4	24.5	96.5	98.6
Income taxes	23.4	14.5	84.6	63.2
Depreciation, depletion and amortization	72.3	68.1	285.1	256.0
EBITDA from continuing operations	$231.2	$201.9	$856.7	$753.0

EBITDA Guidance Reconciliation
	Year 2021
	Low	High
	(In millions)
Income from continuing operations	$393.0	$434.0
Adjustments:
Interest expense	95.0	95.0
Income taxes	90.0	99.0
Depreciation, depletion and amortization	297.0	297.0
EBITDA from continuing operations	$875.0	$925.0
The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. Adjusted gross margin can be used in addition to operating revenues and operating expenses when evaluating the results of operations for these segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors' understanding of the segments' operating performance. This non-GAAP financial measure should not be considered an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's adjusted gross margin may not be comparable to other companies' gross margin measures.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income, included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments’ revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments’ operating income (loss) is generally not impacted. The company’s management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company’s management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company’s utility performance as management has the ability to influence control over the remaining operating expenses.
The following tables provide reconciliations of the company's electric and natural gas distribution segments' operating income to adjusted gross margin.

Electric	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(In millions)
Operating income	$14.6	$14.3	$63.4	$64.0
Adjustments:
Operating expenses:
Operation and maintenance	30.8	31.1	121.3	125.7
Depreciation, depletion and amortization	16.0	17.0	63.0	58.7
Taxes, other than income	3.8	3.6	16.8	16.1
Total adjustments	50.6	51.7	201.1	200.5
Adjusted gross margin	$65.2	$66.0	$264.5	$264.5

Natural Gas Distribution	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(In millions)
Operating income	$40.8	$37.1	$73.1	$69.2
Adjustments:
Operating expenses:
Operation and maintenance	49.4	50.9	185.4	185.0
Depreciation, depletion and amortization	21.5	20.5	84.6	79.6
Taxes, other than income	6.1	5.5	24.6	23.5
Total adjustments	77.0	76.9	294.6	288.1
Adjusted gross margin	$117.8	$114.0	$367.7	$357.3

Regulated Energy Delivery

Electric	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
	(Dollars in millions, where applicable)
Operating revenues	$81.7	$88.3	(7.5)%	$332.0	$351.7	(5.6)%
Electric fuel and purchased power	16.4	22.1	(25.8)%	66.9	86.6	(22.7)%
Taxes, other than income	.1	.2	(50.0)%	.6	.6	—%
Adjusted gross margin	65.2	66.0	(1.2)%	264.5	264.5	—%
Operating expenses:
Operation and maintenance	30.8	31.1	(1.0)%	121.3	125.7	(3.5)%
Depreciation, depletion and amortization	16.0	17.0	(5.9)%	63.0	58.7	7.3%
Taxes, other than income	3.8	3.6	5.6%	16.8	16.1	4.3%
Total operating expenses	50.6	51.7	(2.1)%	201.1	200.5	.3%
Operating income	14.6	14.3	2.1%	63.4	64.0	(.9)%
Other income	3.9	.7	NM	7.2	3.4	111.8%
Interest expense	6.5	6.4	1.6%	26.7	25.3	5.5%
Income before taxes	12.0	8.6	39.5%	43.9	42.1	4.3%
Income tax benefit	(3.3)	(6.9)	(52.2)%	(11.7)	(12.7)	(7.9)%
Net income	$15.3	$15.5	(1.3)%	$55.6	$54.8	1.5%
Adjustments:
Interest expense	6.5	6.4		26.7	25.3
Income taxes benefit	(3.3)	(6.9)		(11.7)	(12.7)
Depreciation, depletion and amortization	16.0	17.0		63.0	58.7
EBITDA	$34.5	$32.0	7.8%	$133.6	$126.1	5.9%
*    NM - not meaningful

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Retail sales (million kWh):
Residential	286.5	312.3	1,170.9	1,177.9
Commercial	363.2	397.5	1,419.4	1,499.9
Industrial	146.1	145.9	532.1	549.4
Other	20.0	22.2	82.1	87.1
	815.8	877.9	3,204.5	3,314.3
Average cost of electric fuel and purchased power per kWh	$.018	$.023	$.019	$.023
The electric business reported slightly lower net income in the fourth quarter of 2020, compared to the same period in 2019. This $200,000 decrease in net income was primarily the result of lower electric adjusted gross margins, driven by a 7.1% decrease in electric retail sales volumes due to warmer winter weather and slowdowns as a result of the COVID-19 pandemic, partially offset by an increase in other income from an out-of-period adjustment of $1.9 million, after-tax, related to previously overstated benefit plan expense, which was not material to any prior period or current year results.
The electric business had an increase in net income of $800,000 in 2020, compared to 2019. The increase in net income was driven by a $4.4 million decrease in operation and maintenance expense, primarily decreased generation station expenses, including the absence of a prior-year planned outage at the Coyote Station. Other income also increased year-over-year from an out-of-period benefit plan expense adjustment . Benefits from rate relief were largely offset by a 3.3% decrease in electric retail sales across all customer classes. Partially offsetting the increase in net income was increased depreciation, depletion and amortization expense as a result of higher plant and equipment balances as well as higher interest expense.

The electric business’s EBITDA increased $7.5 million for the year ended Dec. 31, 2020, compared to 2019, primarily the result of decreased operation and maintenance expense and increased other income, as previously discussed.

Natural Gas Distribution	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
	(Dollars in millions, where applicable)
Operating revenues	$285.0	$295.6	(3.6)%	$848.2	$865.2	(2.0)%
Purchased natural gas sold	157.9	171.9	(8.1)%	448.1	477.6	(6.2)%
Taxes, other than income	9.3	9.7	(4.1)%	32.4	30.3	6.9%
Adjusted gross margin	117.8	114.0	3.3%	367.7	357.3	2.9%
Operating expenses:
Operation and maintenance	49.4	50.9	(2.9)%	185.4	185.0	.2%
Depreciation, depletion and amortization	21.5	20.5	4.9%	84.6	79.6	6.3%
Taxes, other than income	6.1	5.5	10.9%	24.6	23.5	4.7%
Total operating expenses	77.0	76.9	.1%	294.6	288.1	2.3%
Operating income	40.8	37.1	10.0%	73.1	69.2	5.6%
Other income	6.9	1.9	263.2%	13.5	7.2	87.5%
Interest expense	9.4	9.4	—%	36.8	35.5	3.7%
Income before taxes	38.3	29.6	29.4%	49.8	40.9	21.8%
Income tax expense	8.1	4.7	72.3%	5.8	1.4	NM
Net income	$30.2	$24.9	21.3%	$44.0	$39.5	11.4%
Adjustments:
Interest expense	9.4	9.4		36.8	35.5
Income tax expense	8.1	4.7		5.8	1.4
Depreciation, depletion and amortization	21.5	20.5		84.6	79.6
EBITDA	$69.2	$59.5	16.3%	$171.2	$156.0	9.7%
*    NM - not meaningful

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Volumes (MMdk)
Retail sales:
Residential	23.7	25.1	65.5	69.4
Commercial	15.1	17.6	44.2	49.1
Industrial	1.4	1.6	4.8	5.2
	40.2	44.3	114.5	123.7
Transportation sales:
Commercial	.6	.7	2.0	2.2
Industrial	42.6	46.0	158.0	163.9
	43.2	46.7	160.0	166.1
Total throughput	83.4	91.0	274.5	289.8
Average cost of natural gas per dk	$3.93	$3.88	$3.91	$3.86
The natural gas distribution business reported $5.3 million higher net income in the fourth quarter of 2020, compared to the same period in 2019. This increase was due in part to increased other income as a result of an out-of-period adjustment of $2.7 million, after-tax, related to previously overstated benefit plan expense. This adjustment was not material to any prior period or current year results. Higher retail sales margins, driven by approved rate relief in certain jurisdictions, also had a positive impact on net income, partially offset by a 9.3% decrease in sales volumes. Weather normalization and decoupling mechanisms helped minimize the impact of decreased natural gas retail sales volumes. Lower operation and maintenance expense also had a positive impact on net income. Partially offsetting the increase in net income were increased income tax expense and higher depreciation, depletion and amortization expense due to plant additions.
The natural gas distribution business had an increase in net income of $4.5 million in 2020, compared to 2019. This increase was driven by higher natural gas distribution retail sales margins that were the result of approved rate recovery in several states. A 7.4% decrease in retail sales volumes attributed to mild weather was largely offset by weather normalization and decoupling mechanisms. The out-of-period benefit adjustment, previously mentioned, also had a positive impact on net income. Partially offsetting these increases were higher depreciation, depletion and amortization expense from plant additions, as well as higher income tax expense.
The natural gas distribution business's EBITDA increased $15.2 million for the year ended Dec. 31, 2020, compared to 2019, primarily the result of increased retail sales margins and other income, as previously discussed.

Pipeline	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
	(Dollars in millions)
Operating revenues	$36.7	$35.3	4.0%	$143.9	$140.4	2.5%
Operating expenses:
Operation and maintenance	14.5	15.6	(7.1)%	59.9	63.1	(5.1)%
Depreciation, depletion and amortization	5.2	5.6	(7.1)%	21.7	21.2	2.4%
Taxes, other than income	3.0	3.3	(9.1)%	12.9	13.3	(3.0)%
Total operating expenses	22.7	24.5	(7.3)%	94.5	97.6	(3.2)%
Operating income	14.0	10.8	29.6%	49.4	42.8	15.4%
Other income	1.6	.3	NM	2.9	1.2	141.7%
Interest expense	1.9	1.8	5.6%	7.6	7.2	5.6%
Income before taxes	13.7	9.3	47.3%	44.7	36.8	21.5%
Income tax expense	1.0	1.4	(28.6)%	7.7	7.2	6.9%
Net income	$12.7	$7.9	60.8%	$37.0	$29.6	25.0%
Adjustments:
Interest expense	1.9	1.8		7.6	7.2
Income tax expense	1.0	1.4		7.7	7.2
Depreciation, depletion and amortization	5.2	5.6		21.7	21.2
EBITDA	$20.8	$16.7	24.6%	$74.0	$65.2	13.5%
*    NM - not meaningful

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Transportation volumes (MMdk)	122.4	109.7	438.6	429.7
Natural gas gathering volumes (MMdk)	1.2	3.4	8.6	13.9

Customer natural gas storage balance (MMdk):
Beginning of period	33.1	24.2	16.2	13.9
Net injection (withdrawal)	(7.6)	(8.0)	9.3	2.3
End of period	25.5	16.2	25.5	16.2
The pipeline business reported $4.8 million higher net income in the fourth quarter of 2020, compared to the same period in 2019. The increase in net income reflects higher transportation and storage revenues as a result of previously completed organic growth projects and stronger demand for storage services. As a result of the divestiture of the company's natural gas gathering assets in the second and fourth quarters, gas gathering revenues decreased during the quarter. These revenue decreases were more than offset by lower operating expenses and gains on the gathering asset sales resulting in a net benefit to earnings.

The pipeline business's full-year net income increased $7.4 million in 2020, compared to 2019. Increased transportation and storage revenues, as referenced above, along with higher transportation rates associated with a Federal Energy Regulatory Commission rate case settled in 2019, drove the increase in net income. The divestiture of gathering assets, as previously discussed, also had a positive impact on net income. Operation and maintenance expense decreased year-over-year due to lower non-regulated project costs, partially offset by increased payroll-related expense. Lower non-regulated project revenue and higher depreciation from plant additions and higher depreciation rates approved in the previously mentioned rate case also partially offset the increase in net income.
The pipeline business’s EBITDA increased $8.8 million for the year ended Dec. 31, 2020, compared to 2019, from higher transportation and storage revenues as well as the sale of natural gas gathering assets, as previously discussed.

Construction Materials and Services

Construction Services	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
	(In millions)
Operating revenues	$532.8	$483.9	10.1%	$2,095.7	$1,849.3	13.3%
Cost of sales:
Operation and maintenance	438.4	403.7	8.6%	1,747.5	1,555.4	12.4%
Depreciation, depletion and amortization	3.9	3.9	—%	15.7	15.0	4.7%
Taxes, other than income	16.4	14.2	15.5%	74.2	58.8	26.2%
Total cost of sales	458.7	421.8	8.7%	1,837.4	1,629.2	12.8%
Gross margin	74.1	62.1	19.3%	258.3	220.1	17.4%
Selling, general and administrative expense:
Operation and maintenance	25.7	23.1	11.3%	98.1	87.0	12.8%
Depreciation, depletion and amortization	1.9	.8	137.5%	7.8	2.0	NM
Taxes, other than income	1.0	1.2	(16.7)%	4.8	4.7	2.1%
Total selling, general and administrative expense	28.6	25.1	13.9%	110.7	93.7	18.1%
Operating income	45.5	37.0	23.0%	147.6	126.4	16.8%
Other income	.6	.5	20.0%	2.0	1.9	5.3%
Interest expense	.8	1.4	(42.9)%	4.1	5.3	(22.6)%
Income before taxes	45.3	36.1	25.5%	145.5	123.0	18.3%
Income tax expense	10.1	7.1	42.3%	35.8	30.0	19.3%
Net income	$35.2	$29.0	21.4%	$109.7	$93.0	18.0%
Adjustments:
Interest expense	.8	1.4		4.1	5.3
Income tax expense	10.1	7.1		35.8	30.0
Depreciation, depletion and amortization	5.8	4.7		23.5	17.0
EBITDA	$51.9	$42.2	23.0%	$173.1	$145.3	19.1%
*    NM - not meaningful

The construction services business reported $6.2 million higher net income in the fourth quarter of 2020, compared to the same period in 2019. The increase in net income was the result of higher workloads and margins at both the inside and outside specialty contracting lines. The increase in inside specialty contracting margins was driven by an increase in workloads in the commercial, high-tech and hospitality industries. Outside specialty contracting results improved due to continued demand for utility work. Higher equipment sales and rentals also had a positive impact on the quarter. Partially offsetting these increases was higher selling, general and administrative expense, primarily payroll-related costs due to higher workloads.
The construction services business’s full-year net income increased $16.7 million in 2020, compared to 2019. The increase in 2020 net income was driven by higher inside specialty contracting margins related to increased workloads in the hospitality, high-tech and commercial industries. Outside contracting margins also increased in 2020, driven by higher workloads from utility customers. Partially offsetting the increase was higher selling, general and administrative expense, including an increased reserve for uncollectible accounts and higher payroll-related costs.
The construction services business’s EBITDA increased $27.8 million for the year ended Dec. 31, 2020, compared to 2019, as a result of overall higher workloads and margins on work performed throughout the year, as previously discussed.

Construction Materials and Contracting	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
	(Dollars in millions)
Operating revenues	$472.1	$498.0	(5.2)%	$2,178.0	$2,190.7	(.6)%
Cost of sales:
Operation and maintenance	381.9	413.9	(7.7)%	1,733.1	1,798.3	(3.6)%
Depreciation, depletion and amortization	21.8	19.0	14.7%	84.8	74.3	14.1%
Taxes, other than income	9.4	9.4	—%	46.0	44.1	4.3%
Total cost of sales	413.1	442.3	(6.6)%	1,863.9	1,916.7	(2.8)%
Gross margin	59.0	55.7	5.9%	314.1	274.0	14.6%
Selling, general and administrative expense:
Operation and maintenance	22.4	21.7	3.2%	89.9	86.3	4.2%
Depreciation, depletion and amortization	1.2	.8	50.0%	4.8	3.1	54.8%
Taxes, other than income	.9	.9	—%	4.9	4.6	6.5%
Total selling, general and administrative expense	24.5	23.4	4.7%	99.6	94.0	6.0%
Operating income	34.5	32.3	6.8%	214.5	180.0	19.2%
Other income	(.1)	.1	NM	.8	1.6	(50.0)%
Interest expense	4.7	5.2	(9.6)%	20.6	23.8	(13.4)%
Income before taxes	29.7	27.2	9.2%	194.7	157.8	23.4%
Income tax expense	4.5	4.2	7.1%	47.4	37.4	26.7%
Net income	$25.2	$23.0	9.6%	$147.3	$120.4	22.3%
Adjustments:
Interest expense	4.7	5.2		20.6	23.8
Income tax expense	4.5	4.2		47.4	37.4
Depreciation, depletion and amortization	23.0	19.8		89.6	77.4
EBITDA	$57.4	$52.2	10.0%	$304.9	$259.0	17.7%
*    NM - not meaningful

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Sales (000's):
Aggregates (tons)	7,271	7,499	30,949	32,314
Asphalt (tons)	1,267	1,311	7,202	6,707
Ready-mixed concrete (cubic yards)	998	999	4,087	4,123
The construction materials and contracting business reported $2.2 million higher net income in the fourth quarter of 2020, compared to the same period in 2019. The increase in net income was driven by higher gross margin stemming from increased materials pricing and higher contracting margins. The company also benefited from a longer construction season as a result of mild weather throughout the fourth quarter. Higher selling, general and administrative expense partially offset the increase.
The construction materials and contracting business’s full-year net income increased $26.9 million in 2020, compared to 2019. This increase in net income was a result of higher gross margin driven by higher realized materials pricing and margins, specifically asphalt and asphalt-related product margins as a result of lower energy-related costs. Strong pricing for ready-mixed concrete in most markets and increased contracting margins also had positive impacts on net income. Partially offsetting the increase was higher selling, general and administrative expense.
The construction materials and contracting business’s EBITDA increased $45.9 million for the year ended Dec. 31, 2020, compared to 2019, from higher margins, as previously discussed.

Other
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
	(In millions)
Operating revenues	$3.0	$2.9	3.4%	$11.9	$16.6	(28.3)%
Operating expenses:
Operation and maintenance	5.6	3.7	51.4%	12.2	15.6	(21.8)%
Depreciation, depletion and amortization	.8	.5	60.0%	2.7	2.1	28.6%
Taxes, other than income	.1	—	100.0%	.1	.1	—%
Total operating expenses	6.5	4.2	54.8%	15.0	17.8	(15.7)%
Operating loss	(3.5)	(1.3)	169.2%	(3.1)	(1.2)	(158.3)%
Other income	.1	.2	(50.0)%	.4	.9	(55.6)%
Interest expense	.1	.4	(75.0)%	.8	1.9	(57.9)%
Loss before taxes	(3.5)	(1.5)	133.3%	(3.5)	(2.2)	(59.1)%
Income tax expense (benefit)	3.0	4.0	(25.0)%	(.4)	(.1)	NM
Net loss	$(6.5)	$(5.5)	18.2%	$(3.1)	$(2.1)	(47.6)%
*    NM - not meaningful

For the three months ended Dec. 31, Other was negatively impacted in 2020 as a result of higher insurance claims. Other also includes income tax adjustments related to the consolidated company's annualized estimated tax rate.
For the full-year net loss, Other experienced higher insurance claims and interest expense in 2020 as compared to 2019. Premiums for the captive insurer also were higher in 2019 compared to 2020, which impacts both operating revenues and operation and maintenance expense.
General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations are included in Other as well.

Other Financial Data
	December 31,
	2020		2019
(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$15.36		$14.21
Market price per common share	$26.34		$29.71
Dividend yield (indicated annual rate)	3.2%		2.8%
Dividend payout from continuing operations (12 months ended)	42.8%		48.2%
Price/earnings from continuing operations ratio (12 months ended)	13.5	x	17.6	x
Market value as a percent of book value	171.5%		209.1%
Total assets	$8,053		$7,683
Total equity	$3,079		$2,847
Total debt	$2,263		$2,243
Capitalization ratios:
Total equity	57.6%		55.9%
Total debt	42.4		44.1
	100.0%		100.0%